Exhibit 10.2

EXECUTION VERSION

GUARANTY, dated as of February 18, 2014 (as amended, supplemented, or otherwise modified from time to time, this “Guaranty”), is made by PennyMac Mortgage Investment Trust (together with its successors and permitted assigns, “Guarantor”), in favor of The Royal Bank of Scotland plc (“RBS” or “Buyer”, which term shall include RBS’s successors and assigns, and any buyer for whom any Buyer acts as agent pursuant to the Repurchase Agreement) pursuant to the Repurchase Agreement (as defined below).

RECITALS

WHEREAS, pursuant to the Master Repurchase Agreement, dated as of February 18, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Repurchase Agreement”), among PennyMac Corp., a Delaware corporation, as seller (“PMC” or “Seller”), PennyMac Holdings, LLC, a Delaware limited liability company (“PMH” or “Seller”), and PennyMac Operating Partnership, L.P., a Delaware limited partnership (“POP” or “Seller”, and together with PMC and PMH, the “Sellers”) and Buyer, Buyer has agreed with respect to the Committed Amount and may agree, with respect to the Uncommitted Amount from time to time to enter into transactions in which a Seller agrees to transfer to Buyer Eligible Assets against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Sellers such Purchased Assets at a date certain or on demand, against the transfer of funds by Sellers.  Each such transaction shall be referred to herein as a “Transaction”;

WHEREAS, Guarantor will obtain substantial direct and indirect benefit from the Transactions, and to induce Buyer to enter into Transactions under the Repurchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor has agreed to provide the guaranty set forth herein in favor of Buyer; and

WHEREAS, it is a condition precedent to the obligation of Buyer to enter into the Transactions under the Repurchase Agreement that Guarantor shall have executed and delivered this Guaranty to Buyer.

NOW, THEREFORE, in consideration of the foregoing premises, to induce Buyer to enter into the Repurchase Agreement and to enter into Transactions thereunder, Guarantor hereby agrees with Buyer, as follows:

1.              Defined Terms. (a) Unless otherwise defined herein, terms which are defined in the Repurchase Agreement and used herein are so used as so defined. For purposes of this Guaranty, (i) “ERISA Affiliate” means any entity, whether or not incorporated, that is a member of any group of organizations described in Section 414(b), (c), (m) or (o) of the Code of which Guarantor is a member, (ii) “Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been or are required to be made by Guarantor or any ERISA Affiliate or as to which Guarantor or any ERISA Affiliate has any actual or potential liability or obligation and that is covered by Title IV of ERISA, (iii) “Program Documents” shall have the meaning assigned to it in the Repurchase Agreement, with the exception that Program Documents shall not include the PMC/POP Repurchase Agreement, (iv) “Obligations” means (A) all of Sellers’ obligations to pay the Repurchase Price on the Repurchase Date and all other obligations and liabilities of Sellers to Buyer, its Affiliates, the Custodian, the Disbursement Agent or any other Person arising under, or in connection with, the Program Documents or directly related to the Purchased Assets, whether now existing or hereafter arising; (B) any and all sums paid by Buyer or on behalf of Buyer pursuant to the Program Documents in order to preserve any Purchased Asset or its interest therein; (C) in the event of any proceeding for the collection or enforcement of any of a Seller’s indebtedness, obligations or liabilities referred to in clause (A), the reasonable expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on any Purchased Asset, or of any exercise by Buyer or any Affiliate of Buyer of its rights under the Program Documents, including without limitation, reasonable attorneys’ fees and disbursements and court costs; (D) all of each Seller’s indemnity obligations to Buyer pursuant to the Program Documents and (E) the costs of enforcement of this Guaranty and (iv) “Plan” means an employee benefit or other plan established or maintained by either Guarantor or, in the case of a Plan subject to Title IV of ERISA, any ERISA Affiliate and that is covered by Title IV of ERISA, other than a Multiemployer Plan.

(b)         The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Guaranty shall refer to this Guaranty as a whole and not to any particular provision of this Guaranty, and section and paragraph references are to this Guaranty unless otherwise specified.

(c)          The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

2.              Guaranty. (a) Guarantor hereby unconditionally and irrevocably guarantees to Buyer and its successors, indorsees, transferees and assigns the prompt and complete payment and performance by Sellers when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.  This Guaranty shall remain in full force and effect until the Obligations are paid in full, notwithstanding that from time to time prior thereto a Seller may be free from any Obligations.

(b)         Guarantor further agrees to pay any and all expenses (including, without limitation, all reasonable fees and disbursements of counsel) which may be paid or incurred by Buyer in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, Guarantor under this Guaranty.

(c)          No payment or payments made by a Seller, Guarantor, any other guarantor or any other Person or received or collected by Buyer from a Seller, Guarantor, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application, at any time or from time to time, in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of Guarantor hereunder. Guarantor shall remain liable for the Obligations until (i) the Obligations are satisfied and paid in full and (ii) the earlier to occur of (A) the expiration of the Repurchase Agreement and the other Program Documents or (B) the termination of the Repurchase Agreement and the other Program Documents (such date, the “Expiration Date”), notwithstanding any payment or payments referred to in the foregoing sentence other than payments made by Guarantor in respect of the Obligations or payments received or collected from Guarantor in respect of the Obligations.

(d)         Guarantor agrees that whenever, at any time, or from time to time, Guarantor shall make any payment to Buyer on account of Guarantor’s liability hereunder, Guarantor will notify Buyer in writing that such payment is made under this Guaranty for such purpose.

3.              Right of Set-off.  Upon the occurrence and during the continuance of any Event of Default hereunder or under any Program Document or failure by a Seller or Guarantor to timely perform any of its Obligations as set forth herein or in the Repurchase Agreement, Buyer is hereby irrevocably authorized at any time and from time to time without notice to Guarantor, any such notice being hereby waived by Guarantor, to set off and appropriate and apply any and all monies and other property of Guarantor, deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Buyer or any Affiliate thereof to or for the credit or the account of Guarantor, or any part thereof in such amounts as Buyer may elect, on account of the liabilities of Guarantor hereunder and claims of every nature and description of Buyer against Guarantor, in any currency, whether arising hereunder, under the Repurchase Agreement or otherwise, as Buyer may elect, whether or not Buyer has made any demand for payment and although such liabilities and claims may be contingent or unmatured.  Buyer may set off cash, the proceeds of the liquidation of any of the Purchased Items and all other sums or obligations owed by Buyer or its Affiliates to any Seller or Guarantor against all of any Seller’s or Guarantor’s obligations to Buyer or its Affiliates, whether under this Guaranty or under any other agreement between the parties or between any Seller or Guarantor or any other guarantor and any Affiliate of Buyer, or otherwise, whether or not such obligations are then due, without prejudice to Buyer’s or its Affiliate’s right to recover any deficiency.  Buyer shall notify Guarantor of any such set-off and the application made by Buyer; provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of Buyer under this paragraph are in addition to other rights and remedies (including, without limitation, other rights of set-off) which Buyer may have.

4.              Subrogation.  Upon making any payment hereunder, Guarantor shall be subrogated to the rights of Buyer against Sellers and any Purchased Items under the Repurchase Agreement for any Obligations with respect to such payment; provided that Guarantor shall not seek to enforce any right or receive any payment by way of subrogation until all amounts due and payable by any Seller to Buyer under the Repurchase Agreement or any other Program document have been paid in full.  Until one year and one day after payment of the full amount and discharge of all Obligations, the performance of all of Guarantor’s obligations hereunder and the termination of this Guaranty, neither any payment made by or for the account of Guarantor nor any performance or enforcement of any obligation pursuant to this Guaranty shall entitle Guarantor by subrogation, indemnity, exoneration, reimbursement, contribution or otherwise to any payment by any Seller or to any payment from or out of any property of any Seller, and Guarantor shall not exercise any right or remedy against any Seller or any property of any Seller by reason of any performance by Guarantor of this Guaranty.  If any amount shall be paid to Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full or performed, such amount shall be held in trust for the benefit of Buyer and shall forthwith be paid to Buyer to be credited and applied upon the Obligations, whether matured or unmatured, in accordance with the terms of this Guaranty.

5.              Amendments, etc. with Respect to the Obligations.  Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against Guarantor, and without notice to or further assent by Guarantor, any demand for payment of any of the Obligations made by Buyer may be rescinded by Buyer, and any of the Obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by Buyer, and the Repurchase Agreement, and the other Program Documents and any other document in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, pursuant to its terms as Buyer may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by Buyer for the payment of the Obligations may be sold, exchanged, waived, surrendered or released.  Buyer shall have no obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Guaranty or any property subject thereto.  When making any demand hereunder against Guarantor, Buyer may, but shall be under no obligation to, make a similar demand on a Seller or any other guarantor, and any failure by Buyer to make any such demand or to collect any payments from a Seller or any such other guarantor or any release of a Seller or such other guarantor shall not relieve Guarantor of its obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of Buyer against Guarantor.  For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

6.              Guaranty Absolute and Unconditional. (a)  Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by Buyer upon this Guaranty or acceptance of this Guaranty; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guaranty; and all dealings between a Seller or Guarantor, on the one hand, and Buyer, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guaranty.  Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon Sellers or the Guaranty with respect to the Obligations.  This Guaranty shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (i) the validity or enforceability of the Repurchase Agreement, the other Program Documents, any of the Obligations or any collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by Buyer, (ii) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by a Seller against Buyer, or (iii) any other circumstance whatsoever (with or without notice to or knowledge of any Seller or Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of a Seller for the Obligations, or of Guarantor under this Guaranty, in bankruptcy or in any other instance.  When pursuing its rights and remedies hereunder against Guarantor, Buyer may, but shall be under no obligation, to pursue such rights and remedies that they may have against a Seller or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by Buyer to pursue such other rights or remedies or to collect any payments from a Seller or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of a Seller or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of Buyer against Guarantor.  This Guaranty shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon Guarantor and its successors and assigns thereof, and shall inure to the benefit of Buyer, and successors, indorsees, transferees and assigns, until all the Obligations and the obligations of Guarantor under this Guaranty shall have been satisfied by payment in full, notwithstanding that from time to time during the term of the Repurchase Agreement a Seller may be free from any Obligations.

(b)         Without limiting the generality of the foregoing, Guarantor hereby agrees, acknowledges, and represents and warrants to Buyer as follows:

(i)                         Guarantor hereby waives any defense arising by reason of, and any and all right to assert against Buyer any claim or defense based upon, an election of remedies by Buyer which in any manner impairs, affects, reduces, releases, destroys and/or extinguishes Guarantor’s subrogation rights, rights to proceed against a Seller or any other guarantor for reimbursement or contribution, and/or any other rights of Guarantor to proceed against a Seller, against any other guarantor, or against any other person or security.

(ii)                      Guarantor is presently informed of the financial condition of Sellers and of all other circumstances which diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations.  Guarantor hereby covenants that it will make its own investigation and will continue to keep itself informed of each Seller’s financial condition, the status of other guarantors, if any, of all other circumstances which bear upon the risk of nonpayment and that it will continue to rely upon sources other than Buyer for such information and will not rely upon Buyer for any such information.  Absent a written request for such information by Guarantor to Buyer, Guarantor hereby waives its right, if any, to require Buyer to disclose to  Guarantor any information which Buyer may now or hereafter acquire concerning such condition or circumstances including, but not limited to, the release of or revocation by any other guarantor.

(iii)                   Guarantor has independently reviewed the Repurchase Agreement and related agreements and has made an independent determination as to the validity and enforceability thereof, and in executing and delivering this Guaranty to Buyer, Guarantor is not in any manner relying upon the validity, and/or enforceability, and/or attachment, and/or perfection of any Liens or security interests of any kind or nature granted by Sellers or any other guarantor to Buyer, now or at any time and from time to time in the future.

7.              Reinstatement.  This Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by Buyer upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of a Seller or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, a Seller or any substantial part of its property, or otherwise, all as though such payments had not been made.

8.              Payments.  Guarantor hereby agrees that the Obligations will be paid to Buyer without deduction, abatement, recoupment, reduction, set-off or counterclaim in U.S. Dollars and in accordance with the wiring instructions of Buyer.

9.              Representations and Warranties.  Guarantor represents and warrants that:

(a)         Guarantor (i) is a real estate investment trust duly organized, validly existing and in good standing under the laws of the State of Maryland, (ii) has all requisite trust or other power, and has all governmental licenses, authorizations, consents and approvals, necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect, (iii) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect, and (iv) is in compliance in all material respects with all Requirements of Law.

(b)         Guarantor has all necessary power and authority to conduct its business as currently conducted; Guarantor has all necessary trust or other power, authority and legal right to execute, deliver and perform its obligations under this Guaranty and each of the Program Documents to which it is a party.

(c)          The execution, delivery and performance by Guarantor of each of this Guaranty and the Program Documents to which it is a party has been duly authorized by all necessary trust or other action on its part; and this Guaranty and each other Program Document to which it is a party has been duly and validly executed and delivered by Guarantor and constitutes a legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms.

(d)         No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority, or any other Person, are necessary for the execution, delivery or performance by Guarantor of this Guaranty and each other Program Documents to which it is a party or for the legality, validity or enforceability thereof.

(e)          Neither (i) the execution and delivery of this Guaranty and each other Program Document to which it is a party, nor (ii) the consummation of the transactions therein contemplated in compliance with the terms and provisions thereof will conflict with or result in a breach of the charter or by-laws (or equivalent documents) of Guarantor, or any applicable law, rule or regulation, or any order, writ, injunction or decree of any Governmental Authority (“Requirement of Law”), or other material agreement or instrument to which Guarantor, or any of its Subsidiaries, is a party or by which any of them or any of their property is bound or to which any of them or their property is subject (“Contractual Obligation”), or constitute a default under any such, or result in the creation or imposition of any Lien upon any property of Guarantor or any of its Subsidiaries, pursuant to the terms of any such agreement or instrument.

(f)           Guarantor has received, or will receive, direct or indirect benefit from the making of this Guaranty with respect to the Obligations.

(g)          There are no actions, suits, arbitrations, investigations or proceedings pending or, to its knowledge, threatened against Guarantor or any of its Subsidiaries or any Affiliate or affecting any of the property thereof before any Governmental Authority, (i) as to which individually or in the aggregate there is a reasonable likelihood of an adverse decision which would be reasonably likely to have a Material Adverse Effect or (ii) which questions the validity or enforceability of any of this Guaranty or any other Program Document to which it is a party or any action to be taken in connection with the transactions contemplated thereby and there is a reasonable likelihood of a Material Adverse Effect or adverse decision.

(h)         Guarantor and its Subsidiaries have filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by any of them, except for any such taxes, if any, that are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided. The charges, accruals and reserves on the books of Guarantor and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of Guarantor, adequate. Any taxes, fees and other governmental charges payable by Guarantor in connection with the transactions contemplated by this Guaranty and the execution and delivery of this Guaranty and the Program Documents to which it is a party have been paid.

(i)             As of the date hereof and immediately after giving effect to the transactions contemplated hereby, the fair value of the assets of Guarantor is greater than the fair value of the liabilities (including, without limitation, contingent liabilities if and to the extent required to be recorded as a liability on the financial statements of Guarantor in accordance with GAAP) of Guarantor and Guarantor is and will be solvent, is and will be able to pay its debts as they mature and does not and will not have an unreasonably small capital to engage in the business in which it is engaged and proposes to engage. Guarantor does not intend to incur, or believes that it has incurred, debts beyond its ability to pay such debts as they mature). Guarantor is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of Guarantor or any of its assets.

(j)            Guarantor has and will continue to have independent means of obtaining information concerning each Seller’s affairs, financial conditions and business.  Buyer shall not have any duty or responsibility to provide Guarantor with any credit or other information concerning any Seller’s affairs, financial condition or business which may come into Buyer’s possession.

(k)   Guarantor (or a Seller on its behalf) has heretofore furnished to Buyer a copy of its audited consolidated balance sheets and the audited consolidated balance sheets of its consolidated Subsidiaries, each as at December 31, 2012 with the opinion thereon of Deloitte & Touche LLP, a copy of which has been provided to Buyer. Guarantor (or a Seller on its behalf) has also heretofore furnished to Buyer the related consolidated statements of income and retained earnings and of cash flows for Guarantor and its consolidated Subsidiaries for the one year period ending December 31, 2012, setting forth in comparative form the figures for the previous year.  All such financial statements are complete and correct in all material respects and fairly present the consolidated financial condition of Guarantor and its Subsidiaries and the consolidated results of their operations for the fiscal year ended on said date, all in accordance with GAAP applied on a consistent basis. Since December 31, 2012 there has been no development or event nor any prospective development or event which has had or should reasonably be expected to have a Material Adverse Effect.

(l)    The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of Guarantor or any of its Subsidiaries to Buyer in connection with the negotiation, preparation or delivery of this Guarantor and the other Program Documents to which it is a party or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of Guarantor or any of its Subsidiaries to Buyer in connection with this Guaranty and the other Program Documents to which it is a party and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to a Responsible Officer that, after due inquiry, could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Program Documents to which it is a party or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to Buyer for use in connection with the transactions contemplated hereby or thereby.

(m)  No practice, procedure or policy employed or proposed to be employed by Guarantor in the conduct of its business violates any law, regulation, judgment, agreement, regulatory consent, order or decree applicable to it which, if enforced, would result in a Material Adverse Effect with respect to Guarantor.

(n)       Neither Guarantor nor any of its Subsidiaries is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. Guarantor is not subject to any Federal or state statute or regulation which limits its ability to guarantee indebtedness.

(o)   Neither Guarantor nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing. No Requirement of Law or Contractual Obligation of Guarantor or any of its Subsidiaries has a Material Adverse Effect.

(p)   Each Plan which is not a Multiemployer Plan, and, to the knowledge of Guarantor, each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other

Federal or State law. No event or condition has occurred and is continuing as to which Guarantor would be under an obligation to furnish a report to Buyer under Section 10(a)(v) hereof.  The present value of all accumulated benefit obligations under each Plan subject to Title IV of ERISA (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such Plans.  None of Guarantor or any of its Subsidiaries provide any material medical or health benefits to any of its respective former employees at no cost to Guarantor or such Subsidiaries, as applicable, as an employer, other than as required by the Consolidated Omnibus Budget Reconciliation Act, as amended, or similar state or local law (collectively, “COBRA”).

Guarantor agrees that the foregoing representations and warranties shall be deemed to have been made by Guarantor at all times during the term of this Guaranty.

10.  Covenants.

(a)       Guarantor shall deliver to Buyer:

(i)            As soon as available and in any event within forty-five (45) days after the end of each month, a certification in the form of Exhibit A attached to the Repurchase Agreement in accordance with Section 21 of the Repurchase Agreement, together with the consolidated balance sheets of Guarantor and each of its consolidated Subsidiaries as at the end of such month and the related unaudited consolidated statements of income and retained earnings for Guarantor and each of its consolidated Subsidiaries for such month and the portion of the fiscal year through the end of such month, accompanied by a certificate of a Responsible Officer of Guarantor, which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Guarantor and its Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such month (subject to normal year-end audit adjustments);

(ii)           [Reserved];

(iii)          As soon as available and in any event within ninety (90) days after the end of each fiscal year of Guarantor, the consolidated balance sheets of Guarantor and each of its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for Guarantor and each of its consolidated Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Guarantor and its consolidated Subsidiaries at the end of, and for, such fiscal year in accordance with GAAP; and

(iv)          From time to time such other information regarding the financial condition, operations, or business of Guarantor as Buyer may reasonably request.

(v)           As soon as reasonably possible, and in any event within fifteen (15) days after a Responsible Officer knows, or has reason to believe, that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by a senior financial officer of Guarantor setting forth details respecting such event or condition and the action, if any, that Guarantor or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by Guarantor or an ERISA Affiliate with respect to such event or condition):

(i)            any Reportable Event or any request for a waiver under Section 412(c) of the Code for any Plan;

(ii)           the distribution under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or any action taken by Guarantor or an ERISA Affiliate to terminate any Plan;

(iii)          the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by Guarantor or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

(iv)          the complete or partial withdrawal from a Multiemployer Plan by Guarantor or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by Guarantor or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

(v)           the institution of a proceeding by a fiduciary of any Multiemployer Plan against Guarantor or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within thirty (30) days; and

(vi)          the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code, would result in the loss of tax-exempt status of the trust of which such Plan is a part if Guarantor or an ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of said Sections.

Guarantor will furnish to Buyer, at the time it furnishes each set of financial statements pursuant to paragraphs (i), (ii) or (iii) above, a certificate of a Responsible Officer of Guarantor to the effect that, to the best of such Responsible Officer’s knowledge, Guarantor during such fiscal period or year has observed or performed all of its covenants and other agreements, and satisfied every material condition, contained in this Guaranty and the other Program Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate (and, if any Default or Event of Default has occurred and is continuing, describing the same in reasonable detail and describing the action Guarantor has taken or proposes to take with respect thereto). Notwithstanding anything in this Guaranty to the contrary, if a Seller shall have furnished to Buyer pursuant to the Repurchase Agreement, each set of financial statements pursuant to paragraphs (i), (ii) or (iii) above and the foregoing items in this paragraph, each with respect to Guarantor, then Guarantor shall not be required to deliver such financial statements or other items to Buyer pursuant to this Guaranty.

(b)   Guarantor shall pay and discharge or cause to be paid and discharged, when due, all taxes, assessments and governmental charges or levies imposed upon it or upon its income and profits or upon any of its property, real, personal or mixed or upon any part thereof, as well as any other lawful claims which, if unpaid, might become a Lien upon such properties or any part thereof, except for any such taxes, assessments and governmental charges, levies or claims as are appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are provided.  Guarantor shall file on a timely basis all federal, and material state and local tax and information returns, reports and any other information statements or schedules required to be filed by or in respect of it.

(c)   Guarantor shall promptly inform Buyer in writing of any of the following:

(i)        upon Guarantor becoming aware of, and in any event within one (1) Business Day after the occurrence of any Default or Event of Default under this Guaranty or any event of default or default under any other Program Document to which it is a party or other material agreement of Guarantor;

(ii)       upon, and in any event within three (3) Business Days after, service of process on Guarantor or any of its Subsidiaries, or any agent thereof for service of process, in respect of any legal or arbitrable proceedings affecting Guarantor or any of its Subsidiaries (A) that questions or challenges the validity or enforceability of any of this Guaranty or the other Program Documents to which it is a party or (B) in which the amount in controversy exceeds $10,000,000;

(iii)      upon Guarantor becoming aware of any Material Adverse Effect and any event or change in circumstances which should reasonably be expected to have a Material Adverse Effect;

(iv)      upon the entry of a judgment or decree against Guarantor or any of its Subsidiaries in an amount in excess of $5,000,000;

(v)       any material change in accounting policies or financial reporting practices of Guarantor or its Subsidiaries; and

(vi)      any material dispute, licensing issue, litigation, investigation, proceeding or suspension between Guarantor or its Subsidiaries, on the one hand, and any Governmental Authority or any other Person.

(d)   Guarantor shall (i) maintain all licenses, permits or other approvals necessary for Guarantor to conduct its business and to perform its obligations under this Guaranty and the other Program Documents to which it is a party, (ii) remain in good standing under the laws of each state in which it conducts business, and (iii) conduct its business in accordance with applicable law in all material respects.

(e)       Guarantor shall not engage to any substantial extent in any line or lines of business activity other than the businesses generally carried on by it as of the date hereof.

(f)        Guarantor shall not make any Restricted Payments following an Event of Default but solely to the extent necessary to maintain the status of Guarantor as a REIT.

(g)   Guarantor shall not at any time, directly or indirectly, (i) enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell all or substantially all of its assets without Buyer’s prior consent; or (ii) form or enter into any partnership, joint venture, syndicate or other combination which would have a Material Adverse Effect with respect to Guarantor.

(h)   Guarantor will not enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate (other than Sellers) unless such transaction is (A) otherwise not prohibited under this Guaranty, (B) in the ordinary course of Guarantor’s business and (C) upon fair and reasonable terms no less favorable to Guarantor than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate.

(i)    Guarantor will not at any time, directly or indirectly, except upon ninety (90) days’ prior written notice to Buyer, change the date on which Guarantor’s fiscal year begins from Guarantor’s current fiscal year beginning date.

(j)    Guarantor shall not convey, sell, lease, assign, transfer or otherwise dispose of (collectively, “Transfer”), all or substantially all of its Property, business or assets (including, without limitation, receivables and leasehold interests) whether now owned or hereafter acquired or allow any Subsidiary to Transfer substantially all of its assets to any Person; provided, that Guarantor may after prior written notice to Buyer allow such action with respect to any Subsidiary which is not a material part of Guarantor’s overall business operations.

(k)   Guarantor shall keep all property useful and necessary in its business in good working order and condition.

(l)    All payments made by Guarantor under this Guaranty shall be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto imposed by any Governmental Authority, excluding (i) income taxes, branch profits taxes, franchise taxes or any other tax imposed on the net income by the United States, a state or a foreign jurisdiction under the laws of which Buyer is organized or of its applicable lending office, or any political subdivision thereof and (ii) any U.S. federal withholding tax that is imposed pursuant to FATCA (collectively, all such non-excluded taxes, “Taxes”), all of which shall be paid by Guarantor for its own account not later than the date when due.  If Guarantor is required by law or regulation to deduct or withhold any Taxes from or in respect of any amount payable hereunder, it shall: (i) make such deduction or withholding; (ii) pay the amount so deducted or withheld to the appropriate Governmental Authority not later than the date when due; (iii) deliver to Buyer, promptly, original tax receipts and other evidence satisfactory to Buyer of the payment when due of the full amount of such Taxes; and (iv) pay to Buyer such additional amounts as may be necessary so that such Buyer receives, free and clear of all Taxes, a net amount equal to the amount it would have received under this Guaranty, as if no such deduction or withholding had been made.

(m)      Financial Covenants.

(i)            Maintenance of Liquidity.  Guarantor shall ensure that at all times it has cash and Cash Equivalents and unused borrowing capacity on unencumbered assets that could be drawn against (taking into account required haircuts) under uncommitted warehouse and repurchase facilities in an amount equal to not less than $40,000,000, on a consolidated basis, at any time.

(ii)           Maintenance of Adjusted Tangible Net Worth.  Guarantor shall not permit its Adjusted Tangible Net Worth to be less $860,000,000.

(iii)          Maintenance of Leverage.  Guarantor shall not permit the ratio of its Indebtedness to Adjusted Tangible Net Worth to be greater than 5:1 at any time.

(iv)          Maintenance of Net Income. Guarantor’s Net Income shall be equal to or greater than $1 for at least one (1) of the previous two (2) consecutive fiscal quarters, as of the end of each fiscal quarter.

(n)   Guarantor shall maintain its status as a REIT at all times.

11.  Events of Default.  It is hereby understood and agreed that an Event of Default under Section 18(k) of the Repurchase Agreement shall be deemed to have occurred if:

(a)   Guarantor shall default in the payment of any amount required to be paid by it under this Guaranty or under any other Program Document to which it is a party after notification by Buyer of such default, and such default shall have continued unremedied for three (3) Business Days;

(b)   Any representation, warranty or certification made or deemed made herein or in any other Program Document by Guarantor or any certificate furnished by Guarantor to Buyer pursuant to the provisions thereof, shall prove to have been false or misleading in any material respect as of the time made or furnished;

(c)   Guarantor shall fail to observe or perform or comply with any agreement contained in this Guaranty or in any other Program Document to which it is a party, and such failure to observe or perform shall continue unremedied for a period of five (5) Business Days;

(d)   Any final, judgment or judgments or order or orders for the payment of money in excess of $5,000,000 in the aggregate (to the extent that it is, in the reasonable determination of Buyer, uninsured and provided that any insurance or other credit posted in connection with an appeal shall not be deemed insurance for these purposes) shall be rendered against Guarantor or any Affiliate by one or more courts, administrative tribunals or other bodies having jurisdiction over them and the same shall not be discharged (or provisions shall not be made for such discharge), satisfied, or bonded, or a stay of execution thereof shall not be procured, within sixty (60) days from the date of entry thereof and Guarantor or such Affiliate, as applicable, shall not, within said period of sixty (60) days, appeal therefrom and cause the execution thereof to be stayed during such appeal;

(e)   (i) Guarantor shall admit in writing its inability to, or intention not to, perform any of the Obligations, (ii) Buyer shall have determined in good faith that Guarantor is unable to meet its commitments or (iii) Guarantor’s audited annual financial statements or the notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of Guarantor, as a “going concern” or a reference of similar import or shall indicate that Guarantor has a negative net worth or is insolvent;

(f)    Buyer shall reasonably request, specifying the reasons for such request, reasonable information, and/or written responses to such requests, regarding the financial well-being of Guarantor and such reasonable information and/or responses shall not have been provided within three (3) Business Days of such request;

(g)   Guarantor or any of its Affiliates files a voluntary petition in bankruptcy, seeks relief under any provision of any bankruptcy, reorganization, moratorium, delinquency, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction whether now or subsequently in effect; or consents to the filing of any petition against it under any such law; or consents to the appointment of or taking possession by a custodian, receiver, conservator, trustee, liquidator, sequestrator or similar official for Guarantor or any of its Affiliates, or of all or any part of their respective Property; or makes an assignment for the benefit of any of their respective creditors;

(h)   A custodian, receiver, conservator, liquidator, trustee, sequestrator or similar official for Guarantor or any of its Affiliates, or of any of their respective Property (as a debtor or creditor protection procedure), is appointed or takes possession of such Property; or Guarantor or any of its Affiliates generally fails to pay their respective debts as they become due; or Guarantor or any of its Affiliates is adjudicated bankrupt or insolvent; or an order for relief is entered under the Bankruptcy Code, or any successor or similar applicable statute, or any administrative insolvency scheme, against Guarantor or any of its Affiliates; or any of their respective Property is sequestered by court or administrative order; or a petition is filed against Guarantor or any of its Affiliates any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, moratorium, delinquency or liquidation law of any jurisdiction, whether now or subsequently in effect;

(i)    A Change of Control of Guarantor shall have occurred without the prior consent of Buyer;

(j)    Any Governmental Authority or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the Property of Guarantor or any Affiliate, or shall have taken any action to displace the management of Guarantor or any Affiliate or to curtail its authority in the conduct of the business of Guarantor or any Affiliate, or takes any action in the nature of enforcement to remove, limit or restrict the approval of Guarantor or any Affiliate as an issuer, buyer or a seller/servicer of Loans or securities backed thereby, and such action provided for in this subsection (j) shall not have been discontinued or stayed within thirty (30) days;

(k)   (i) Guarantor or any Subsidiary or Affiliate of Guarantor shall default under, or fail to perform as required under, or shall otherwise breach the terms of any instrument, agreement or contract between Guarantor or such other entity, on the one hand, and Buyer or any of Buyer’s Affiliates on the other; (ii) Guarantor shall fail to comply with the financial covenants set forth in Section 10(m) hereof or (iii) Guarantor or any Subsidiary or Affiliate of Guarantor shall default under, or fail to perform as requested under, the terms of any repurchase agreement, loan and security agreement or similar credit facility or material agreement for borrowed funds entered into by Guarantor or such other entity and any third party, and which default or failure entitles any party to require acceleration or prepayment of indebtedness thereunder in an amount equal to or greater than $10,000,000; or

(l)    (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) a determination that a Plan is “at risk” (within the meaning of Section 302 of ERISA) or any Lien in favor of the PBGC or a Plan shall arise on the assets of Buyer or any ERISA Affiliate, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of Buyer, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Plan shall terminate for purposes of Title IV of ERISA, (v) any Guarantor or any ERISA Affiliate shall, or in the reasonable opinion of Buyer is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan, (vi) any Guarantor or any ERISA Affiliate shall file an application for a minimum funding waiver under Section 302 of ERISA or Section 412 of the Code with respect to any Plans, (vii) any obligation for post-retirement medical costs (other than as required by COBRA) exists or (viii) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (viii) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect.

12.  Termination.  This Guaranty shall terminate on the Expiration Date.

13.  Severability.  Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14.  Paragraph Headings.  The paragraph headings used in this Guaranty are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

15.  No Waiver; Cumulative Remedies.  Buyer shall not by any act (except by a written instrument pursuant to paragraph 16 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof.  No failure to exercise, nor any delay in exercising, on the part of Buyer, any right, power or privilege hereunder shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  A waiver by Buyer of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which Buyer would otherwise have on any future occasion.  The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

16.  Waivers and Amendments.  None of the terms or provisions of this Guaranty may be waived, amended, supplemented or otherwise modified except by a written instrument executed by Guarantor and Buyer, provided that any provision of this Guaranty may be waived by Buyer in a letter or agreement executed by Buyer or by facsimile or electronic transmission from Buyer.

17.  Successors and Assigns. This Guaranty shall be binding upon the successors and permitted assigns of Guarantor and shall inure to the benefit of Buyer and its successors and assigns.  This Guaranty may not be assigned by Guarantor and any attempt to assign or transfer this Guaranty shall be null and void and of no effect whatsoever.

18.  GOVERNING LAW. THIS GUARANTY SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (EXCEPT FOR SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW WHICH SHALL GOVERN).

19.  Intent.  Guarantor intends and acknowledges that (a) this Guaranty is “a security agreement or arrangement or other credit enhancement” that is “related to” and provided “in connection with” the Repurchase Agreement and each Transaction is within the meaning of Sections 101(38A)(A),

101(47)(a)(v) and 741(7)(A)(xi) of the Bankruptcy Code and is, therefore, (i) a “repurchase agreement” as that term is defined in Section 101(47)(A)(v) of the Bankruptcy Code, (ii) a “securities contract” as that term is defined in Section 741 (7)(A)(xi) of the Bankruptcy Code and (iii) a “master netting agreement” as that term is defined in Section 101 of the Bankruptcy Code, and (b) any party’s right to cause the termination, liquidation or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with the Repurchase Agreement and this Guaranty is in each case a contractual right to cause the termination, liquidation or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with this Guaranty as described in Sections 555, 559 and 561 of the Bankruptcy Code.

20.  Notices.  Notices by Buyer to Guarantor may be given by mail, by hand or by electronic transmission, addressed to Guarantor at Guarantor’s address or transmission number set forth under its signature below and shall be effective (a) in the case of mail, five (5) days after deposit in the postal system, first class certified mail and postage pre-paid, (b) one (1) Business Day following timely delivery to a nationally recognized overnight courier service for next Business Day delivery, (c) when delivered if delivered by hand and (d) in the case of electronic transmissions, when sent, if such transmission is electronically confirmed.

21.  Submission To Jurisdiction; Waivers.  Guarantor hereby irrevocably and unconditionally:

(a)   Submits for Guarantor and Guarantor’s property in any legal action or proceeding relating to this Guaranty and the other Program Documents to which Guarantor is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)   Consents that any such action or proceeding may be brought in such courts and waives any objection that Guarantor may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)   Agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Guarantor at Guarantor’s address set forth under Guarantor’s signature below or at such other address of which Buyer shall have been notified; and

(d)   Agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

22.  WAIVERS OF JURY TRIAL.  GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTY OR ANY OTHER PROGRAM DOCUMENT AND FOR ANY COUNTERCLAIM HEREIN OR THEREIN.

23.  Integration.  This Guaranty represents the agreement of Guarantor with respect to the subject matter hereof and there are no promises or representations by Buyer relative to the subject matter hereof not reflected herein.

24.  Acknowledgments.  Guarantor hereby acknowledges that:

(a)           Guarantor has been advised by counsel in the negotiation, execution and delivery of this Guaranty and the other Program Documents to which it is a party;

(b)           Buyer does not have any fiduciary relationship to Guarantor, and the relationship between Buyer and Guarantor is solely that of surety and creditor; and

(c)           No joint venture exists between Buyer and Guarantor or among Buyer, any Seller and Guarantor.

25.  Counterparts. This Guaranty may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.  The parties agree that this Guaranty, any documents to be delivered pursuant to this Guaranty and any notices hereunder may be transmitted between them by email and/or facsimile. The parties intend that faxed signatures and electronically imaged signatures such as .pdf files shall constitute original signatures and are binding on all parties.

[Signature pages follow ]

IN WITNESS WHEREOF, the undersigned has caused this Guaranty to be duly executed and delivered as of the date first above written.

PENNYMAC MORTGAGE INVESTMENT TRUST, as Guarantor

By:	/s/ Pamela Marsh
Name:	Pamela Marsh
Title:	Executive Vice President, Treasurer

Address for Notices:

Attention: Pamela Marsh/Kevin Chamberlain
Telephone: (805) 330-6059/(818) 224-7055
Email: pamela.marsh@pnmac.com
kevin.chamberlain@pnmac.com

Signature Page to Guaranty (RBS-PMC)

STATE OF California	)
) ss.:
COUNTY OF Ventura	)

On the 18th day of February, 2014 before me, a Notary Public in and for said State, personally appeared Pamela Marsh known to me to be the person who executed the within instrument, and acknowledged to me that he executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand affixed my office seal the day and year in this certificate first above written.

/s/Angie Morales
Notary Public

My Commission expires 2-12-2017
[Embossed Notarial Seal]

Signature Page to Guaranty (RBS-PMC)